Exhibit 10.1

MEMBERSHIP INTEREST

PURCHASE AND SALE AGREEMENT

This Membership Interest Purchase and Sale Agreement (this “Agreement”) is made as of March 26, 2015 (“Effective Date”) by and between Global Future City Holding Inc., a Nevada corporation publicly traded on the OTC Bulletin Board under the symbol FTCY (“Purchaser”), on the one hand, and Powerdyne, Inc. (“Seller Company”), which owns 100% of the membership interests in Powerdyne Regional Center LLC (“Powerdyne RC”) (Seller Company together with Powerdyne RC, the “Company Parties”), on the other hand. Certain capitalized terms used in this Agreement are defined in Exhibit A, attached hereto and incorporated herein by reference.

RECITALS

Whereas, Powerdyne RC has not commenced any business or operations since inception other than registering as an EB-5 Regional Center approved by the USCIS.

Whereas, the Seller Company has determined that it is in its best interest to sell its ownership interest in Powerdyne RC to Purchaser and Purchaser desires to purchase 100% ownership of Powerdyne RC, on the terms and conditions set forth herein.

AGREEMENT

The parties hereto, each intending to be legally bound by this Agreement and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.	SALE AND TRANSFER OF MEMBERSHIP INTEREST

1.1            Membership Interest in Powerdyne RC. Seller Company hereby sells, conveys, transfers, assigns, and delivers to Purchaser, and Purchaser hereby purchases and acquires from Seller Company, all right, title, and interest in and to 100.00% of the total membership interest in Powerdyne RC, which are owned by Seller Company (the “Purchased Membership Interest”), free and clear of any Encumbrances.

1.2            Purchase Price; Payment. The aggregate purchase price for the Purchased Membership Interest of Powerdyne RC shall be $250,000.00 (“Purchase Price”), of which $125,000.00 (“Deposit”) shall be payable by Purchaser in immediately available funds upon the execution of the Agreement, to be held in trust for Seller Company by David Hirson & Partners, LLP, in its Attorney Client Trust Account. In the event the Agreement is terminated by either Purchaser or Company Parties on or prior to the Closing Date, such Deposit shall be refunded to Purchaser within seven (7) days of termination of the Agreement. On the Closing Date, if this Agreement has not been terminated by either Purchaser or Company Parties, such Deposit shall become the first installment of the Purchase Price, with the balance to be paid in five (5) quarterly installments of $25,000.00 (“Installment Payments”) due on April 1, 2015, July 1, 2015, October 1, 2015, January 1, 2016 and April 1, 2016. Notwithstanding anything to the contrary, such Installment Payments shall be accelerated by the amount of administrative fees paid by any EB-5 investor(s) until the remaining balance is paid in full. The Deposit and each Installment Payments shall be wired to David Hirson & Partners, LLP, to be held in trust for Seller Company.

1.3            Closing. The closing (the “Closing”) for the Transactions will take place at the offices of David Hirson & Partners, LLP at or before 6 p.m. PST on March 27, 2015 or at such other time and place as the parties may agree in writing, but no later than March 30, 2015 at or before 6 p.m. PST (the “Closing Date”). Subject to the provisions of Section 7, failure to consummate the Transactions on the date and time and at the place determined pursuant to this Section 1.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.	CLOSING OBLIGATIONS OF COMPANY PARTIES; CONDITIONS TO PURCHASER’S OBLIGATIONS

2.1            Closing Obligations of Company Parties. At or prior to the Closing,

(a)             Company Parties shall have delivered to Purchaser all document relating to Powerdyne RC required by the USCIS or deemed necessary or appropriate by Purchaser to comply with the rules and regulations of the USCIS, duly executed by Company Parties and notarized, if necessary;

(c)             Company Parties shall have delivered to Purchaser copies of Powerdyne RC’s Operating Agreement, and any amendments, entity formation documents (Articles of Organization) as filed with the California Secretary of State;

(d)            Company Parties shall have delivered to Purchaser the written resignations and general release in favor of Powerdyne RC, duly executed by all of its managers, directors, officers, and employees; and

(e)             Documentation sufficient to evidence the sale, conveyance and transfer of the Purchased Membership Interest of Powerdyne RC to Purchaser;

(f)             Resolutions duly adopted by the Board of Managers of Seller Company approving the execution, delivery and performance of this Agreement;

(g)            All Tax Returns that are or required to be filed by Powerdyne RC on or prior to Closing, pursuant to applicable Legal Requirements, shall be prepared and filed by Powerdyne RC, at Powerdyne RC’s sole expense.

(h)            A certificate of Powerdyne RC , dated as of Closing, certifying as to (i) incumbency of the officer executing this Agreement and all other Transaction Documents of Powerdyne RC, (ii) a copy of the Articles of Organization and Operating Agreement of Powerdyne RC, as in effect on and as of the date of the Closing, and (iii) a copy of the resolutions of the Board of Managers of Powerdyne RC authorizing and approving the Powerdyne RC’s execution, delivery and performance of the Transaction Documents, and the transactions contemplated thereby; and

(i)              Such other documentation as Purchaser may reasonably request in connection with the transaction contemplated hereby.

All of the agreements and other documents described in this Section 2.1 shall be in form and substance approved by Purchaser in its sole discretion.

2.2            Conditions to Purchaser’s Obligations. Purchaser’s obligation to purchase the Purchased Membership Interest of Powerdyne RC and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)             Each of the Consents identified in Section 4.2.4, shall have been obtained in writing, in form satisfactory to Purchaser, and must be in full force and effect;

(b)            Each of the representations and warranties made by Company Parties in the Transaction Documents shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date; and

(c)             Each of the covenants and obligations of Company Parties under Section 2.1 or that Company Parties otherwise are required to perform or to comply with pursuant to Agreement at or prior to Closing shall have been duly performed and complied with in all respect.

3.	CLOSING OBLIGATIONS OF PURCHASER; CONDITIONS TO SELLER COMPANY’S OBLIGATIONS.

3.1            Closing Obligations of Purchaser. At or prior to Closing:

(a) The Deposit shall have been wired into the Attorney Client Trust Account of David Hirson & Partners LLP, to be held in trust for Seller Company. In the event the Agreement is terminated by either Purchaser or Company Parties on or prior to the Closing Date, such Deposit shall be refunded to Purchaser within seven (7) days of termination of the Agreement. On the Closing Date, if this Agreement has not been terminated by either Purchaser or Company Parties, such Deposit shall become the first installment of the Purchase Price, with the balance to be paid in five (5) quarterly installments of $25,000.00 (“Installment Payments”) due on April 1, 2015, July 1, 2015, October 1, 2015, January 1, 2016 and April 1, 2016. Notwithstanding anything to the contrary, such Installment Payments shall be accelerated by the amount of administrative fees paid by any EB-5 investor(s) until the remaining balance is paid in full.

(b) Resolutions duly adopted by the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and Transaction Documents; and

(c) Such other documentation as Company Parties may reasonably request in connection with the transaction contemplated hereby.

3.2            Conditions to Seller Company’s Obligations. Seller Company’s obligation to sell the Purchased Membership Interest of Powerdyne RC and to take the other actions required to be taken by Seller Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)             Each of the representations and warranties made by Purchaser in this Agreement shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date;

(b)            Each of the covenants and obligations of Purchaser set forth in Section 3.1 or that Purchaser otherwise is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all respects; and

(c)             As collateral for the due and punctual payment of the Installment Payments, the Purchaser hereby pledges and grants a security interest in the Purchased Membership Interest of Powerdyne RC to the Seller Company, until the Purchase Price is paid in full. Should the Purchaser not make the Installment Payments as stipulated on or prior to the payment is due, Seller Company shall provide a written notification to Purchaser of this non-payment. If such non-payment is not cured within seven (7) days of such written notice, Purchaser shall assign the entire Purchased Membership Interest of Powerdyne RC back to Seller Company and Purchaser shall forfeit all payments made to Seller Company to date. The security interest in the Purchased Membership Interest is for collateral purposes only, and the Seller Company shall not, either by virtue hereof, or by the exercise of any of its rights hereunder, be deemed to be a partner or principal of Powerdyne RC or have any liability for the debts, obligations or liabilities of Powerdyne RC, the Purchaser or any other participant in Powerdyne RC or to have any obligation to make capital contribution to Powerdyne RC. The Purchaser shall indemnify and hold harmless the Seller Company in its capacity as secured party from and against any and all liability, loss or damage which it may suffer or incur and which arises out of or result from the lawful exercise of any rights of the Seller Company as secured party hereunder.

4.	REPRESENTATIONS AND WARRANTIES OF COMPANY PARTIES

Company Parties jointly represent and warrant to and for the benefit of the Purchaser as follows:

4.1            Organization and Good Standing; USCIS Regional Center owned by Seller Company. Powerdyne RC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of California, with full corporate power and authority to conduct the Business, to own or use its Assets (“Powerdyne RC Assets”), and to perform all of its obligations under Powerdyne RC Contracts (“Powerdyne RC Contracts”). Powerdyne RC does not have any subsidiaries. Powerdyne RC does not conduct any activities outside of California and is not required to be qualified to do business outside of California. Company Parties have caused to be delivered to Purchaser true and correct copies of the Organizational Documents of Powerdyne RC, as currently in effect. Powerdyne RC is a duly approved EB-5 Regional Center and is currently in good standing with the USCIS with full power and authority to conduct business as a regional center. Company Parties have caused to be delivered to Purchaser true and correct copies of all relevant correspondence between Powerdyne RC and the USCIS.

4.2	Authority; No Conflict.

4.2.1       This Agreement constitutes the legal, valid, and binding obligation of Company Parties, enforceable against Company Parties in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights. From and after the execution and delivery by Company Parties of the Transaction Documents to which they are a party, such Transaction Documents will constitute the legal, valid, and binding obligations of Company Parties, enforceable against Company Parties in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights. Company Parties have the absolute and unrestricted right, power, authority, and capacity to execute and deliver the Transaction Documents and to perform its obligations under the Transaction Documents.

4.2.2       Company Parties’ execution, delivery, and performance of the respective Transaction Documents to which it is a party have been duly authorized by all requisite corporate action. Each individual executing the respective Transaction Documents to which Company Parties is a party on its behalf is duly authorized by Company Parties to execute and deliver such Transaction Documents, and to bind Company Parties to each of them.

4.2.3       Neither the execution, delivery, and performance of the Transaction Documents nor the consummation of the Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents, or (ii) any resolution adopted by the members or managers of Powerdyne RC; (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Powerdyne RC, the Business, or any Powerdyne RC Asset, may be subject; (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Powerdyne RC or that otherwise relates to the Business or any Company Asset; (d) cause Purchaser, or Powerdyne RC to become subject to, or to become liable for the payment of, any Tax; (e) cause any Powerdyne Asset to be reassessed or revalued by any taxing authority or other Governmental Body; (f) contravene, conflict with, or result in a violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Powerdyne Contract; or (g) result in the imposition or creation of any Encumbrance upon or with respect to the Purchased Membership Interest of Powerdyne RC or any Powerdyne RC Asset.

4.2.4    No Company Party is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution, delivery, and performance of the Transaction Documents to which they are a party or consummation of the Transactions.

4.3            Capitalization.

4.3.1       Company Parties have not authorized or issued any securities other than the Purchased Membership Interest of Powerdyne RC issued to the Seller Company. The Seller Company is the record and beneficial owner and holder of the Purchased Membership Interest of Powerdyne RC, free and clear of all Encumbrances. All of the outstanding equity securities of Powerdyne RC have been duly authorized and validly issued and are fully paid and non-assessable. None of the securities of Powerdyne RC were issued in violation of the Securities Act or any other Legal Requirement.

4.3.2       Powerdyne RC neither owns nor is a party or otherwise bound to any Contract to acquire, any securities of any Person or any direct or indirect interest of any kind in any other business.

4.3.3       Since its organization, all distributions made by Powerdyne RC have been made in accordance with all applicable Legal Requirements, and each current and former member of Company has received the full and correct amount of distributions to which such member was entitled.

4.4            No Options. Except for Purchaser’s rights hereunder, no Person has any Contract, claim, option, warrant, right, call, commitment, conversion right, or right of exchange or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a Contract, claim, option, warrant, right, call, commitment, conversion right, or right of exchange for (i) the purchase of any Membership Interest of Powerdyne RC from any member of Powerdyne RC; (ii) the purchase, subscription, allotment or issuance of any securities of Powerdyne RC; or (iii) other than in the Ordinary Course of the Business, the purchase or other acquisition of any of the Powerdyne RC Assets.

4.5            Books and Records. The books of account, minute books, and other records of Powerdyne RC, all of which have been made available to Purchaser, are correct. All of those books and records are in the possession of Powerdyne RC and located at its principal business office.

4.6            No Liabilities. Powerdyne RC has no Liabilities whatsoever.

4.7            Taxes. Powerdyne RC has filed or caused to be filed (on a timely basis since its organization) all Tax Returns that are or were required to be filed by or with respect to Company, pursuant to applicable Legal Requirements.

4.8            No Material Adverse Change. Since the date of Powerdyne RC’s organization, there has not been any Material Adverse Change, and no event has occurred or circumstance exists that may result in a Material Adverse Change.

4.9            Compliance with Legal Requirements. Powerdyne RC is in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any Powerdyne RC Asset.

4.10         Governmental Authorizations. Powerdyne RC is an EB-5 Regional Center (USCIS ID Number 1215250671) approved by the USCIS (“USCIS Approval”) on March 28, 2013. No other Governmental Authorization that is held by Powerdyne RC or that otherwise relates to the Business or any Company Asset is required. Notwithstanding the foregoing, Seller Company, in cooperation with Purchaser, will give written notice of the change of ownership of Powerdyne RC (“Notice”) to USCIS. After receipt and review of the Notice, USCIS may choose to request for a formal amendment to the regional center approval be filed. All Purchasers of Powerdyne RC will be responsible to comply with USCIS’ requirement to file a formal amendment if requested by USCIS. The USCIS Approval constitutes all of the Governmental Authorizations necessary to permit Powerdyne RC to lawfully conduct and operate the Business and to own and use Powerdyne RC Assets in the manner currently owned and used (“RC Authorization”). The USCIS Approval is valid and in full force and effect. Powerdyne LLC is, and at all times since its organization has been, in full compliance with all of the terms and requirements of RC Authorization. No event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result, directly or indirectly, in a violation of or a failure to comply with any term or requirement of any RC Authorization, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any RC Authorization. With the exception of the USCIS Approval, Powerdyne RC has not received, at any time since its organization, any communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any RC Authorization, or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any RC Authorization. All applications required to have been filed for the renewal of, and all other filings required to have been made with respect to, any RC Authorization have been duly filed on a timely basis with the appropriate Governmental Bodies.

4.11         Legal Proceedings; Orders. There is no pending Proceeding that has been commenced by or against Powerdyne RC or that otherwise relates to or may affect the Business or any Powerdyne RC Asset or challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any Transaction, and no such Proceeding has been Threatened, and no event has occurred or circumstance exists, that may give rise to or serve as a basis for the commencement of any such Proceeding. Since the date of its organization, there has been no Order to which the Company, the Business, or any Powerdyne RC Asset, is subject.

4.12         Contracts. There is no pending Contract that has been entered into by and between Powerdyne RC and third party. Powerdyne RC has no further obligations or liabilities under any Contract.

4.13         Certain Payments. Neither Powerdyne RC nor any Related Person thereof, has, directly or indirectly, at any time (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (i)    to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Powerdyne RC or any of its Related Persons, or (iv) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of Powerdyne RC.

4.14         Accounts and Power of Attorney. There are not and have never been any Powerdyne RC’s bank accounts or safety deposit boxes. The only applicable power of attorney is for the Purchase Price to be held in trust for Seller Company by David Hirson & Partners, LLP.

4.15         Relationships with Related Persons. No Powerdyne RC Party or any Related Person of any Powerdyne RC Party (other than Powerdyne RC) has had at any time, (a) any interest in any Powerdyne RC Asset or an equity interest other than such Company Party’s ownership of the Membership Interest, or (b) any other financial or profit interest (as owner of record or as a beneficial owner), in a Person that has (i) had business dealings or a material financial interest in any transaction with Powerdyne RC, or (ii) engaged in competition with Powerdyne RC with respect to the Business. No Powerdyne RC Party or any Related Person of any Powerdyne RC Party (other than Powerdyne RC) is a party to any Contract with, or has any claim or right against, Powerdyne RC. No Powerdyne RC Party or any Related Person of any Powerdyne RC Party is an obligor of any Accounts Receivable or other indebtedness owed to Powerdyne RC.

4.16         Bankruptcy. Neither Powerdyne RC nor any Seller Company (i) is an insolvent Person within the meaning of the Bankruptcy Code and has made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it; or (ii) has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of Powerdyne RC, any Seller Company, or any of their respective undertakings, property or assets and no execution or distress has been levied on any of its undertakings, property or assets, nor have any Proceedings been commenced in connection with any of the foregoing.

4.17         Disclosure. No representation or warranty made by Seller Company in connection with any Transaction Document omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to any Powerdyne RC Party that has specific application to any Powerdyne RC Party, that is likely to result in a Material Adverse Change, and that has not been set forth in this Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.

The Purchaser represents and warrants to and for the benefit of the Seller as follows:

5.1            Change in Law or Regulations Affecting Regional Centers. Purchaser acknowledges and agrees that the laws and regulations governing regional centers and their ability to sponsor I-526 petitions are subject to change and that the Seller Company shall have no responsibility or liability whatsoever to Powerdyne RC or Purchaser in the event there is a change in the laws or regulations that may adversely impact Powerdyne RC’s status as a regional center. Furthermore, Purchaser shall be responsible for filing the Form I-924A with the USCIS prior to December 28, 2015.

5.2            Organization and Good Standing. Purchaser has been duly organized and validly exists as a corporation in good standing under the laws of Nevada. Purchaser is not in violation of its Articles of Incorporation or Bylaws (the “Charter Documents”) and the consummation of the Transactions shall not constitute a violation of the Charter Documents.

5.3	Authority; No Conflict.

5.2.1       This Agreement constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights. Upon the execution and delivery by Purchaser of this Agreement, this Agreement will constitute the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights. Purchaser has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder.

5.2.2       Neither the execution, delivery, and performance of this Agreement by Purchaser nor the consummation of the Transactions by Purchaser will give any Person the right to prevent, delay, or otherwise interfere with any of the Transactions pursuant to: (a) any Legal Requirement or Order to which Purchaser may be subject; or (b) any Contract to which Purchaser is a party or by which Purchaser may be bound.

5.3            Investment Intent. Purchaser is acquiring the Purchased Membership Interest of Powerdyne RC for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

5.4            Certain Proceedings. There is no pending Proceeding that has been commenced against Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To Purchaser’s Knowledge, no such Proceeding has been threatened.

6.	COVENANTS OF COMPANY PARTIES.

6.1            Access and Investigation. Between the date of this Agreement and the Closing Date, Company Parties shall (a) afford Purchaser and its Representatives full and free access to Powerdyne RC’s personnel, Powerdyne RC Assets (including subsurface testing), Powerdyne RC Contracts, books and records, and other documents and data, (b) furnish Purchaser and its Representatives with copies of all Powerdyne RC Contracts, books and records, and other existing documents and data as Purchaser may request, and (c) furnish Purchaser and its Representatives with such additional financial, operating, and other data and information as Purchaser may request.

6.2            Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Company Parties shall not, without the prior written consent of Purchaser, take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes.

6.3               Required Approvals. As promptly as practicable after the date of this Agreement, Company Parties shall (a) make all filings required by Legal Requirements to be made by them in order to consummate the Transactions; and (b) cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required by Legal Requirements to make in connection with the Transactions.

6.4            Notification. Between the date of this Agreement and the Closing Date, Company Parties shall promptly notify Purchaser in writing if Company Parties become aware of (i) any fact or condition that causes or constitutes a Breach of this Agreement by Company Parties as of the date of this Agreement and (ii) any fact or condition that may make the satisfaction of the conditions in Section 2.2 impracticable or unlikely.

6.5            No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 7, Company Parties shall not, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the Business or Powerdyne RC Assets (other than in the Ordinary Course of Business), or any of the Membership Interest, or any merger, consolidation, business combination, or similar transaction involving Powerdyne RC.

6.6            Best Efforts. Between the date of this Agreement and the Closing Date, Company Parties shall use its Best Efforts to cause the conditions in Section 2.2 to be satisfied.

6.7            Non-Disparagement. From and after the date hereof, no Company Parties shall make any statements, written or oral, or cause or encourage others to make any statements, written or oral, whether public or private, that defame or disparage the personal or business reputation, practices, or conduct of Powerdyne RC, the Purchaser, or their Related Persons.

6.8            Tax Returns and Financial Statements. Company Parties shall cooperate with Purchaser and make available to Purchaser in a timely fashion such data and other information as may reasonably be required for the preparation of any Tax Return and audited or unaudited consolidated financial statements of Powerdyne RC for a period ending on, before or including the Closing Date and preserve such data and other information until the expiration of any applicable limitation period under any Legal Requirement with respect to Taxes. All Tax Returns that are or required to be filed by Powerdyne RC on or prior to Closing, pursuant to applicable Legal Requirements, shall be prepared and filed by Powerdyne RC, at Powerdyne RC sole expense.

6.9            Obligation to Cure Breach. If there is any Breach of this Agreement by Company Parties, and such Breach is by its nature curable, then Company Parties shall promptly take such other actions as Purchaser requests for the purpose of causing such Breach to be corrected, cured and eliminated in all material respects, at no cost to the Purchaser.

6.10         Transfer of Seller Company’s Ownership of Powerdyne RC. As promptly as practicable after Closing, Seller Company, in cooperation with Purchaser, will give written notice of the change of ownership of Powerdyne RC (“Notice”) to USCIS. After receipt and review of the Notice, USCIS may choose to request for a formal amendment to the regional center approval be filed. Seller Company, in cooperation with Purchaser, will follow up with any formal amendments to the regional center approval if requested by USCIS. If Powerdyne RC’s managing member, Geoffrey Hirson, is required to remain as management of Powerdyne RC for a period of time as a condition of USCIS for the transfer, then Geoffrey Hirson shall cooperate fully with Purchaser and remain as an officer of Powerdyne RC, for no salary or pay, for as long as practicable to satisfy USCIS; provide, however, that the only responsibility of Geoffrey Hirson, as a managing member, shall be a point of contact for the USCIS and such position shall have no actual power and responsibilities and signing authority.

7.	TERMINATION.

7.1            Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

7.1.1       by Purchaser at its sole discretion, with or without cause, on or prior to Closing Date;

7.1.2       by Purchaser or Company Parties if a material Breach of any provision of this Agreement has been committed by any Company Party or Purchaser, respectively, and such Breach, if by its nature curable, has not been cured within 2 days of written notice thereof by the terminating party;

7.1.3       by Purchaser if any of the conditions in Section 2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impracticable (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date;

7.1.4       by Seller Company, if any of the conditions in Section 3 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impracticable (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller Company has not waived such condition on or before the Closing Date; or

7.1.5       by Purchaser if the Closing has not occurred (other than through the failure of Purchaser to comply with its obligations under this Agreement) on or before Closing Date or such later date as the parties may agree upon.

7.2           Effect of Termination. Each party’s right of termination under Section 7.2 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.2, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 8 shall survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party shall have the right to pursue all remedies available hereunder or under applicable law, which right shall survive such termination unimpaired. If this Agreement is terminated under Section 7.1.1 due to a reason attributable to Purchaser without good reason or cause, Purchaser shall reimburse Seller Company up to a maximum of $10,000.00 to cover Seller Company’s legal and any out of pocket expenses/costs incurred in connection with the Transactions; provided, however, that this shall be the sole remedy available to Company Parties.

8.	INDEMNIFICATION; REMEDIES.

8.1            Survival; Right to Indemnification Not Affected By Knowledge. All representations, warranties, covenants, and obligations of the parties hereto in this Agreement and any other Transaction Document will survive the Closing Date and the consummation of the Transactions for a period of three (3) years after the Closing Date; provided, however, that the following shall survive the Closing Date and the consummation of the Transactions without limitation: (i) Company Parties’ representations and warranties in any Transaction Document the Breach of whichany Company Party had Knowledge at any time prior to the date on which such representation and warranty is made or which results from any fraud, willful misconduct, intentional misrepresentation, or gross negligence of any Company Party, and (ii) Company Parties’ covenants and obligations under any Transaction Document that have been intentionally breached by any Company Party. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the consummation of the Transactions, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

   8.2            Indemnification and Payment of Damages by Company Parties. Company Parties will indemnify and hold harmless Powerdyne RC and Purchaser and its Representatives and Related Persons (including in their capacities as managers, officers, or employees of Purchaser) (collectively, the “Purchaser Indemnified Persons”) for, and will pay to the Purchaser Indemnified Persons the amount of, any Damages arising out of, resulting from or relating to, directly or indirectly, from or in connection with any Breach of any Company Party’s representations, warranties, obligations, and covenants in this Agreement or any other Transaction Document.

8.3.            Indemnification and Payment of Damages by Purchaser. Purchaser will indemnify and hold harmless Seller Company and its members, officers, directors, managers, employees and agents (the "Seller Company Indemnified Persons"), and will pay to Seller Company Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with any Breach of any of Purchaser’s representations, warranties, obligations, and covenants in this Agreement. Purchaser will have no liability (for indemnification or otherwise) with respect to the matters described in this Section 8.3 to the extent the aggregate amount of Damages exceeds the sum of the Purchase Price paid to such Seller. After Closing, the Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Persons from and against any and all claims, actions, liabilities, losses, costs and expenses of any nature whatsoever (that may be sustained by Seller by virtue of his action while he holds office for Company after Closing), including reasonable attorneys' fees and other costs of investigating and defending any such claim or action, asserted against such Seller Indemnified Persons on account of any of the obligations, liabilities or debts of the Company.

9.	GENERAL PROVISIONS.

9.1            Representation by Counsel. Each party hereto acknowledges that such party has been represented by independent legal counsel of such party’s own choice in connection with the preparation of this Agreement and that such party has executed this Agreement with the consent and on the advice of independent legal counsel of its own choosing or had ample opportunity to be and was advised to be so represented by counsel.

9.2            Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Seller Company, shall pay any expenses in connection with this Agreement and the Transactions.

9.3            Notices. Any notice required or permitted to be given hereunder shall be given in writing and shall be delivered (1) in person, (2) by certified mail, postage prepaid, return receipt requested, (3) by facsimile, or (4) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows, or to such other address as either party may from time to time specify in writing to the other party consistent with these notice provisions:

If  to Seller Company

Powerdyne Inc.

Attention: Geoffrey Hirson, President

4740 Von Karman Avenue, Suite 100

Newport Beach, CA 92660

Facsimile: 949-861-9349

Copy to David Hirson, David Hirson & Partners, LLP,

1122 Bristol Street, Costa Mesa, CA 92626

If  to Purchaser:

Global Future City Holding Inc.

Samuel Liu

301 Brea Canyon Road

City of Industry, CA 91789

Facsimile: 909-718-7887

Copy to Suzanne Fu, Summit Law Corporation, APLC

9525 Las Tunas Dr., Temple City, CA 91780

9.4             Governing Law; Jurisdiction; Service of Process; Attorney’s Fees. This Agreement shall be governed by the laws of the State of California, U.S.A., without regard to any conflict of law principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties exclusively in the courts located in Los Angeles County, California, U.S.A. and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. If any party hereto commences any action or other proceeding against any other party in connection with this Agreement, the prevailing party in such action or proceeding will be entitled to recover from the applicable other party reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding and in connection with enforcing any judgment or order thereby obtained.

9.5             Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the other Transaction Documents.

9.6             Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any other Transaction Document.

9.7             Entire Agreement; Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to the Transactions. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

9.8             Assignments, Successors. Neither party may assign any of its rights under this Agreement without the prior written consent of the other parties, which shall not be unreasonably withheld; except that Purchaser may assign any of its rights under this Agreement to any Related Person of Purchaser. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

9.9            Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.10            Construction. No party hereto shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party hereto. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.11            Counterparts. This Agreement may be executed in one or more counterparts, by original or facsimile signature, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.12            Waiver of Rights Under Operating Agreement. Each of the Company Parties hereby approves the Transactions and waives any notice requirements and any right of first refusal, Contract, claim, option, warrant, right, call, commitment, conversion right, or right of exchange or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a contract, claim, option, warrant, right, call, commitment, conversion right, or right of exchange with respect to all of the Membership Interest to be transferred to Purchaser pursuant to any Transaction Document or in connection with any Transaction, including any under the Company’s Operating Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

“PURCHASER”

Global Future City Holding, Inc.

By: _     _/s/ Lei Pei__________________________

Lei Pei, Authorized Signatory

“SELLER COMPANY”

Powerdyne, Inc.

By:           /s/ Geoffrey Hirson__________________

Geoffrey Hirson, President

Powerdyne Regional Center, LLC

By:___    /s/ Geoffrey Hirson____________________

Geoffrey Hirson, Managing Member

EXHIBIT A

DEFINITIONS

For purposes of the Agreement (including this Exhibit A), the following terms have the meanings specified or referred to in this Exhibit A:

“Agreement” means the Membership Interest Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule and all exhibits attached thereto), as it may be amended from time to time.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Transactions.

“Breach” means any inaccuracy in or breach of, or any failure to perform or comply with, any representation, warranty, covenant, obligation, or other provision.

“Business” means the business of Company in the manner operated as of the Effective Date.

“Company Asset” means all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) owned or used by Company, wherever located, including the Intellectual Property Assets.

“Company Contract” means any Contract (i) to which Company is a party, (ii) under which Company has, or may acquire, any right or interest, (iii) under which Company has, or may become subject to, any obligation or liability, or (iv) by which Company or Company Asset is or may become bound.

“Company Insurance Policies” means those policies of insurance to which Company is a party or under which Company, the Business, the Company Assets, or any officer or director of any Company, is or has been covered.

“Company Plan” means all (i) “plans” (as defined in ERISA §3(3)) of which Company or an ERISA Affiliate of Company is or was a “plan sponsor” (as defined in ERISA §3(16)(B)), or to which Company or an ERISA Affiliate of Company otherwise contributes or has contributed, or in which Company or an ERISA Affiliate of Company otherwise participates or has participated, and (ii) whether or not a “plan” under ERISA, pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other plan to provide any benefits to current or former employees, directors, officers, or independent contractors other than (A) salary and (B) fees payable to independent contractors pursuant to a written Contract.

“Consent” means any approval, consent, ratification, waiver, or other authorization, including any Governmental Authorization.

“Contract” means any written, oral, express, implied or other agreement, contract, obligation, promise, or undertaking that is legally binding, including any and all amendments thereto and exhibits and schedules thereof.

“Damages” means the amount of any loss, damage, injury, decline in value, Liability, claim, fee (including any reasonable fees of attorneys, experts, accountants, and other professionals), charge, cost (including any cost of investigation) or expense of any nature, including incidental damages, special, indirect, consequential, punitive, and aggravated damages and damages for lost profits and lost business opportunity, whether or not involving a third-party claim, including costs of cleanup, containment, or other remediation.

“Disclosure Schedule” means the Disclosure Schedule delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, mortgage, license, lease, covenant, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means, with respect to Company, any other person that, together with Company, would be treated as a single employer under IRC §414.

“GAAP” means generally accepted United States accounting principles, applied on a consistent basis.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government;

(iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Intellectual Property” means (i) all names, fictional business names, trading names, registered and unregistered trademarks, service marks, and applications, (ii) all patents, patent applications, and inventions and discoveries that may be patentable, (iii) all copyrights in both published works and unpublished works, (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by Company as licensee or licensor, and (v) all rights in mask works.

“Intellectual Property Assets” means Intellectual Property Assets owned or used by Company.

“IRC” means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means, with respect to an individual, that such individual (i) is actually aware of any fact or other matter or (ii) a prudent individual could be expected to discover or otherwise become aware of any fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a manager, director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, regulation, statute, administrative order, rule, ruling, decree, directive, treaty, or convention, including those relating to: (i) employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing; (ii) safe and healthful working conditions and occupational safety and health hazards; (iii) use, storage, release, discharge, or remediation of pollutants, hazardous materials, or hazardous substances; or (iv) the rules and regulations of the ABC.

“Liability” shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Materially Adverse Change” means any materially adverse change in the Business, the Company Assets as a whole, the Liabilities as a whole, or the operations, financial performance or the results of operations of Company, but excluding (i) any such change arising out of general economic conditions, and (ii) any such change arising out of conditions generally affecting the industry in which Company operate, and not affecting them in a disproportionate manner.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means an action taken by a Person that is (i) consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, (ii) not required to be authorized by the members of such Person (or by any Person or group of Persons exercising similar authority), and (iii) similar in nature and magnitude to actions customarily taken, without any authorization by the members (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other reputable Persons that are in the same line of business as such Person.

“Organizational Documents” means the articles of organization, the operating agreement, and similar documents of a legal entity and any amendment thereto.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” means any action, suit, litigation, arbitration, audit, hearing or other proceeding (whether civil, criminal, administrative, investigative, or informal) commenced or brought by an Person, or conducted or heard or to be heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Related Person” means, (a) with respect to a particular individual (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (iii) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity), and (b) with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Related Person of any individual described in clause (b)(ii) or (b)(iii). For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and

(b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Tax” shall mean any federal, provincial, territorial, state, municipal, local, domestic, foreign or other tax (including any income tax, franchise tax, estimated tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, inventory tax, occupancy tax, capital tax, capital stock tax, customs and import duties, goods and services tax, as well as any tax applicable to capital gain, gross receipts, intangible, license, mortgage recording, production, profits, recording, rent, severance, sewer, social security, transfer, water, windfall profits, and withholding taxes), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, including any pension plan deductions and contributions, employment insurance and unemployment insurance deductions and premiums, all other employment related taxes (including employee health, disability, payroll and other tax, deductions, contributions and premiums relating to employees) and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body or (b) payable pursuant to any tax sharing agreement or similar Contract, together with (i) any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns, (ii) any interest in respect of such additions, fines or penalties and (iii) any transferee liability in respect of any and all of the above.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened” means a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Transaction Documents” means the Agreement, the Disclosure Schedule, and each release, agreement, Consent, and any other agreement, document, certificate, and instrument required to be obtained, delivered, or provided by any of the parties to the Agreement pursuant to or in connection with the Transactions.

“Transactions” means all of the transactions contemplated by the Agreement, including (i) the sale of the Membership Interest by Seller to Purchaser and Purchaser’s acquisition and ownership of the Membership Interest; (ii) the execution and delivery by each Company Party and Purchaser of their respective Transaction Documents, and (iii) performance by each Company Party and Purchaser of their respective obligations under the Transaction Documents and the exercise by each Company Party and Purchaser of their respective rights under the Transaction Documents.